Exhibit 99.18

Pazoo Begins Large Scale Marketing and Advertising Campaign To Increase Traffic On www.pazoo.com

CEDAR KNOLLS, New Jersey, November 21, 2013 /PRNewswire/ --Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that the long anticipated marketing and advertising Campaign to increase traffic to Pazoo.com has commenced. This begins a new phase of aggressive growth and expansion for Pazoo, Inc.

The Pazoo management team is of the highest confidence that immediate increases in traffic on the website will result in corresponding advertising revenue from the implementation of the marketing campaign. This confidence is derived from the excellent results obtained from a much smaller campaign started in June and July of this year.  That campaign had to be suspended due to issues with the website.  Not only have those issues been addressed, but additional technology has been implemented to ensure a user friendly experience in the future.

During the past several months, Pazoo has been able to not only improve the functionality of the website but implement and bring on the necessary advertising providers to maximize the highest level of profitability as the marketing campaign drives increased traffic to the website.  There were approximately 900,000 visitors in the month of October to www.pazoo.com with a slightly increased amount of daily traffic so far in the month of November.

CEO of Pazoo, Inc., David Cunic, stated “We are very excited to now be in a position to take our company to a whole new level. At this point it’s all about results and we will do everything in our power to not only meet expectations but exceed them. We thank all our shareholders and business partners for believing in our mission of delivering the most comprehensive health and wellness community for people and their pets.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: November 21, 2013